CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form F-4 Amendment No.1 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission of our reports dated March 11, 2015 relating to the financial statements, and the effectiveness of internal control over financial reporting of Uranerz Energy Corporation, which appear in Uranerz Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Manning Elliott LLP

CHARTERED ACCOUNTANTS
Vancouver, Canada
May 26, 2015